EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

SECOND QUARTER OF FISCAL 2018

Increases Quarterly Dividend by 14%

CALABASAS HILLS, Calif., – July 31, 2018 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the second quarter of fiscal 2018, which ended on July 3, 2018.

Total revenues were $593.2 million in the second quarter of fiscal 2018 as compared to $569.9 million in the second quarter of fiscal 2017. Net income and diluted net income per share were $28.4 million and $0.61, respectively, in the second quarter of fiscal 2018.

The Company recorded a pre-tax charge of $2.6 million during the second quarter of fiscal 2018 related to the termination of a lease for one The Cheesecake Factory restaurant. Excluding the after-tax impact from this item, net income and diluted net income per share for the second quarter of fiscal 2018 would have been $30.3 million and $0.65, respectively. Please see the Company’s reconciliation of non-GAAP financial measures at the end of this release.

Comparable restaurant sales at The Cheesecake Factory restaurants increased 1.4% in the second quarter of fiscal 2018.

“Comparable sales at The Cheesecake Factory and core restaurant operating performance were in line with our expectations during the second quarter,” said David Overton, Chairman and Chief Executive Officer. “However, $4.6 million in higher group medical insurance costs year-over-year and $4.5 million in increased legal expenses impacted our bottom line results this quarter.”

Overton continued, “We generated over $65 million in operating cash flow during the quarter. The consistency of our cash flow enabled us to increase our dividend for the sixth consecutive year. We continue to execute a balanced capital allocation strategy, investing in long-term growth while returning substantially all of our free cash flow to shareholders through our dividend and share repurchase program.”

Development

The Company now expects to open as many as six restaurants in fiscal 2018, including one Grand Lux Cafe, scheduled to open in August 2018, as well as the first location of Social Monk Asian Kitchen, a fast casual concept under development and expected to open in the fourth quarter of 2018.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

In addition, the Company now expects three restaurants to open internationally under licensing agreements in fiscal 2018. This includes the second location in Saudi Arabia, which opened in April.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.33 per share on the Company’s common stock. The dividend is payable on August 28, 2018 to shareholders of record at the close of business on August 15, 2018.

During the second quarter of fiscal 2018, the Company repurchased approximately 140,000 shares of its common stock at a cost of $7.1 million.

Conference Call and Webcast

The Company will hold a conference call to review its results for the second quarter of fiscal 2018 today at 2:00 p.m. Pacific Time. The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through August 30, 2018.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 213 full-service, casual dining restaurants throughout the U.S.A., including Puerto Rico, and Canada, comprised of 198 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and two restaurants under the RockSugar Southeast Asian Kitchen® mark. Internationally, 21 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2018, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the fifth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and FORTUNE 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 1, 2018 ©2018 Time Inc. Used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to the Company’s ability to: deliver comparable sales growth; provide a differentiated experience to guests; outperform the casual dining industry and increase its market share; leverage sales increases and manage flow through; manage through cost pressures, including increasing wage rates, group medical insurance costs and legal expenses, and stabilize margins; grow earnings; remain relevant to consumers; attract and retain qualified management and other staff; manage risks associated with the magnitude and complexity of regulations in the states and municipalities where the Company’s restaurants are located; increase shareholder value; find suitable sites and manage increasing construction costs; profitably expand its concepts domestically and in Canada, and work with its licensees to expand its concept internationally; support the growth of North Italia and Flower Child restaurants; develop the Social Monk Asian Kitchen fast casual concept; expand consumer packaged goods licensing revenue; utilize its capital effectively and continue to increase cash dividends and repurchase its shares; and factors outside of the Company’s control including: economic and political conditions that impact consumer confidence and spending; impact of recently enacted tax reform; acceptance and success of The Cheesecake Factory in international markets; acceptance and success of the North Italia and Flower Child

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

restaurants and the Social Monk Asian Kitchen fast casual concept; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates and potential changes in NAFTA and cross border taxation; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; the risks, costs and uncertainties associated with opening new restaurants; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated

Condensed Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		26 Weeks Ended		26 Weeks Ended
Consolidated Statements of Income	July 3, 2018		July 4, 2017		July 3, 2018		July 4, 2017
	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues
Revenues	$593,178	100.0%	$569,869	100.0%	$1,183,869	100.0%	$1,133,295	100.0%
Costs and expenses:
Cost of sales	133,136	22.5%	128,781	22.6%	268,855	22.7%	257,920	22.8%
Labor expenses	212,521	35.8%	193,063	33.9%	423,235	35.8%	386,898	34.1%
Other operating costs and expenses	143,796	24.2%	137,461	24.1%	292,128	24.7%	273,111	24.1%
General and administrative expenses	41,423	7.0%	35,295	6.2%	80,697	6.8%	71,582	6.3%
Depreciation and amortization expenses	23,727	4.0%	23,297	4.1%	47,729	4.0%	46,493	4.1%
Impairment of assets and lease terminations	2,583	0.4%	445	0.1%	2,583	0.2%	1,231	0.1%
Preopening costs	1,449	0.3%	1,309	0.2%	2,548	0.2%	2,279	0.2%
Total costs and expenses	558,635	94.2%	519,651	91.2%	1,117,775	94.4%	1,039,514	91.7%
Income from operations	34,543	5.8%	50,218	8.8%	66,094	5.6%	93,781	8.3%
Interest and other expense, net	(2,908)	(0.5)%	(1,570)	(0.3)%	(4,414)	(0.4)%	(2,826)	(0.3)%
Income before income taxes	31,635	5.3%	48,648	8.5%	61,680	5.2%	90,955	8.0%
Income tax provision	3,282	0.5%	10,482	1.8%	7,298	0.6%	17,746	1.5%
Net income	$28,353	4.8%	$38,166	6.7%	$54,382	4.6%	$73,209	6.5%

Basic net income per share	$0.62		$0.80		$1.20		$1.54
Basic weighted average shares outstanding	45,383		47,732		45,467		47,683

Diluted net income per share	$0.61		$0.78		$1.16		$1.49
Diluted weighted average shares outstanding	46,570		49,047		46,778		49,127

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$542,102		$520,228		$1,082,875		$1,035,462
Other	51,076		49,641		100,994		97,833
Total	$593,178		$569,869		$1,183,869		$1,133,295

Income/(loss) from operations:
The Cheesecake Factory restaurants (1)	$69,889		$75,989		$132,006		$146,532
Other	3,983		6,291		9,794		12,929
Corporate	(39,329)		(32,062)		(75,706)		(65,680)
Total	$34,543		$50,218		$66,094		$93,781

(1) Includes $2.6 million in the thirteen weeks and twenty six weeks ended July 3, 2018 of lease termination costs related to the closure of one The Cheesecake Factory restaurant, and $0.4 million and $1.2 million in the thirteen weeks and twenty six weeks ended July 4, 2017, respectively, of accelerated depreciation and impairment expense related to the relocation of one The Cheesecake Factory restaurant and the lease termination of one The Cheesecake Factory restaurant. These amounts were recorded in impairment of assets and lease terminations in the condensed consolidated statements of income.

Selected Consolidated Balance Sheet Information	July 3, 2018	January 2, 2018
Cash and cash equivalents	$ 29,369	$ 6,008
Total assets	1,306,639	1,333,060
Total liabilities	693,857	719,530
Stockholders’ equity	612,782	613,530

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
The Cheesecake Factory Supplemental Information	July 3, 2018	July 4, 2017	July 3, 2018	July 4, 2017
Comparable restaurant sales	1.4%	-0.5%	1.7%	-0.1%
Restaurants opened during period	-	1	-	1
Restaurants open at period-end	198	193	198	193
Restaurant operating weeks	2,582	2,517	5,169	5,039

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact of certain items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

The Cheesecake Factory Incorporated

Reconciliation of Non-GAAP Financial Measures

(unaudited; in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 3, 2018	July 4, 2017	July 3, 2018	July 4, 2017
Net Income (GAAP)	$ 28,353	$ 38,166	$ 54,382	$ 73,209
After-tax impact from:
- Impairment of assets and lease terminations (1)	1,911	267	1,911	739
Adjusted net income (non-GAAP)	$ 30,264	$ 38,433	$ 56,293	$ 73,948

Diluted net income per share (GAAP)	$ 0.61	$ 0.78	$ 1.16	$ 1.49
After-tax impact from:
- Impairment of assets and lease terminations	0.04	0.00	0.04	0.02
Adjusted diluted net income per share (non-GAAP)	$ 0.65	$ 0.78	$ 1.20	$ 1.51

(1) The pre-tax amount associated with the items was $2.6 million in the thirteen and twenty six weeks ended July 3, 2018, and $0.4 million and $1.2 million, in the thirteen and twenty six weeks ended July 4, 2017, respectively. These amounts were recorded in impairment of assets and lease terminations.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100